Exhibit 99.1

Tuesday, July 16, 2019
FOR IMMEDIATE RELEASE

Washington Federal Announces Record Quarterly Earnings Per Share Of $0.67

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, National Association, today announced record quarterly earnings of $53,854,000 or $0.67 per diluted share for the quarter ended June 30, 2019, compared to $51,394,000 or $0.61 per diluted share for the quarter ended June 30, 2018, a $0.06 or 10% increase in fully diluted earnings per share. Return on equity for the quarter ended June 30, 2019 was 10.68% compared to 10.30% for the quarter ended June 30, 2018. Return on assets for the quarter ended June 30, 2019 was 1.31% compared to 1.31% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “Our third fiscal quarter produced record net income as we continued to experience steady growth in loans and deposits. Credit risk remains benign, but we have seen an uptick in economic uncertainty related to threatened tariffs and the relatively flat yield curve. However, we are optimistic as our primary markets continue to experience net immigration and robust job growth. Operationally, we have made improvements to our Bank Secrecy Act programs and procedures and will continue to make needed investments. As we transform over the next few years into a digital first bank, we see significant potential to improve our digital platforms with the objective of increasing deposit market share."
Total assets were $16.5 billion as of June 30, 2019, compared to $15.9 billion as of September 30, 2018, the Company's fiscal year-end. Asset growth since September 30, 2018 is primarily attributable to a $497 million or 4.33% increase in net loans receivable.

Customer deposits increased by $413 million or 3.6% since September 30, 2018, reaching a total of $11.8 billion as of June 30, 2019. Transaction accounts increased by $268 million or 4.1% during that period, while time deposits increased $146 million or 3.0%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. As of June 30, 2019, 58% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.3% of deposits at June 30, 2019.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.5 billion as of June 30, 2019, versus $2.3 billion at September 30, 2018. The weighted average rate of FHLB borrowings was 2.58% as of June 30, 2019, versus 2.66% at September 30, 2018, the decrease being due to lower rates on new FHLB advances and maturing advances with higher rates.
Loan originations totaled $1.00 billion for the third fiscal quarter 2019, a decrease of 8.6% from the $1.10 billion of originations in the same quarter one year ago. Partially offsetting loan originations in each of these quarters were loan repayments of $930 million and $891 million, respectively. Commercial loans represented 69% of all loan originations during the third fiscal quarter 2019 and consumer loans accounted for the remaining 31%. The Company views organic loan growth funded by low cost core deposits as the highest and best use of its capital. Commercial loans are preferable in this interest rate environment as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.61% as of June 30, 2019, an increase from 4.48% as of September 30, 2018, due primarily to variable rate loans increasing in yield with rising short-term rates.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.31% as of June 30, 2019, compared to 0.46% at June 30, 2018 and 0.44% at September 30, 2018. Since September 30, 2018, real estate owned decreased by $4 million, or 38%, and non-accrual loans decreased by $15 million, or 26%. Delinquent loans were 0.35% of total loans at June 30, 2019, compared to 0.40% at June 30, 2018 and 0.42% at September 30, 2018. The allowance for loan losses and reserve for unfunded commitments totaled $140 million as of June 30, 2019, and was 1.05% of gross loans outstanding, as compared to $137 million, or 1.06%, of gross loans outstanding at September 30, 2018. Net recoveries were $0.9 million for the third fiscal quarter of 2019, compared to $0.1 million for the prior year's quarter. The Company has recorded net recoveries for 16 consecutive quarters, and in 23 of the last 24 quarters.
On May 24, 2019, the Company paid a regular cash dividend of $0.20 per share, which represented the 145th consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,056,460 shares of common stock at a weighted average price of $32.45 per share and has authorization to repurchase 8,537,241 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2018, tangible common stockholders’ equity per share increased by $1.07, or 5.2%, to $21.45. The ratio of tangible common equity to tangible assets remained strong at 10.54% as of June 30, 2019, compared to 10.84% at September 30, 2018.
Net interest income was $122 million for the quarter, an increase of $1.8 million or 1.5% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to higher balances as average earning assets increased by $730 million while interest-bearing liabilities increased by $720 million. Net interest margin decreased to 3.18% in the third fiscal quarter of 2019, from 3.29% for the same quarter in the prior year as the average rate earned on interest-earning assets rose by 24 basis points while the average rate paid on interest-bearing liabilities increased 36 basis points. The compression in the net interest margin is primarily the result of the flat to inverted yield curve.
Due to the strong asset quality indicators previously mentioned, the Company did not record any provision for loan losses in the third fiscal quarter of 2019. In the same quarter of fiscal 2018, the Company recorded a provision for loan losses of $1 million.
Total other income was $14.0 million for the third fiscal quarter of 2019, an increase from $12.5 million in the same quarter of the prior year.
Total operating expenses were $70.9 million in the third fiscal quarter of 2019, an increase of $3.9 million, or 5.9%, from the prior year's quarter. Increased operating expenses are the result of ongoing investments in people, process and technology with the objective of growing market share and ultimately earnings. Compensation and benefits costs increased by $3.1 million over the prior year quarter primarily due to the aforementioned investments. Other expenses increased by $1.3 million, primarily due to ongoing Bank Secrecy Act (BSA) program enhancements. In the third fiscal quarter of 2019, the Company had approximately $1.1 million of non-recurring BSA related costs. The Company’s efficiency ratio in the third fiscal quarter of 2019 was 52.2%, compared to 50.6% for the same period one year ago. The increase in the efficiency ratio is primarily due to the elevated expenses noted above.
Income tax expense totaled $11.3 million for the three months ended June 30, 2019, as compared to $13.9 million for the prior quarter and $13.1 million for the three months ended June 30, 2018. Income tax expense totaled $39.5 million for the nine months ended June 30, 2019, as compared to $37.6 million for the nine months ended June 30, 2018. The effective tax rate for the nine months ended June 30, 2019 was 20.0%, compared to 19.8% for the nine months ended June 30, 2018. The Company’s effective tax rate for the nine months ended June 30, 2019 is lower than the statutory rate mainly due to a one-time tax benefit recorded in the third fiscal quarter related to the resolution of a previously unrecognized tax position. The Company estimates that its effective tax rate going forward will be approximately 21%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 235 branches in eight western states. To find out more about Washington Federal, please visit our website www.wafdbank.com. Washington Federal uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2019	September 30, 2018
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$289,828	$268,650
Available-for-sale securities, at fair value	1,507,937	1,314,957
Held-to-maturity securities, at amortized cost	1,508,175	1,625,420
Loans receivable, net of allowance for loan losses of $134,022 and $129,257	11,974,533	11,477,081
Interest receivable	48,004	47,295
Premises and equipment, net	275,640	267,995
Real estate owned	7,003	11,298
FHLB and FRB stock	134,190	127,190
Bank owned life insurance	220,610	216,254
Intangible assets, including goodwill of $301,368 and $301,368	309,757	311,286
Federal and state income tax assets, net	—	1,804
Other assets	192,848	196,494
	$16,468,525	$15,865,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$6,849,850	$6,582,343
Time deposits	4,950,320	4,804,803
Total customer deposits	11,800,170	11,387,146
FHLB advances	2,505,000	2,330,000
Advance payments by borrowers for taxes and insurance	33,949	57,417
Federal and state income tax liabilities, net	2,364	—
Accrued expenses and other liabilities	114,308	94,253
	14,455,791	13,868,816
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,526,576 and 135,343,417 shares issued; 79,398,713 and 82,710,911 shares outstanding	135,527	135,343
Additional paid-in capital	1,671,198	1,666,609
Accumulated other comprehensive (loss) income, net of taxes	12,137	8,294
Treasury stock, at cost; 56,127,863 and 52,632,506 shares	(1,106,244)	(1,002,309)
Retained earnings	1,300,116	1,188,971
	2,012,734	1,996,908
	$16,468,525	$15,865,724
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$25.35	$24.14
Tangible common stockholders' equity per share	21.45	20.38
Stockholders' equity to total assets	12.22%	12.59%
Tangible common stockholders' equity (TCE) to tangible assets (TA)	10.54%	10.84%
TCE + allowance for loan losses to TA	11.37%	11.67%
Weighted average rates at period end
Loans and mortgage-backed securities	4.32%	4.19%
Combined loans, mortgage-backed securities and investments	4.21	4.07
Customer accounts	1.13	0.87
Borrowings	2.58	2.66
Combined cost of customer accounts and borrowings	1.39	1.17
Net interest spread	2.82	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$145,490	$131,541	$423,616	$382,581
Mortgage-backed securities	18,719	18,022	57,254	52,588
Investment securities and cash equivalents	7,617	5,509	21,160	14,762
	171,826	155,072	502,030	449,931
INTEREST EXPENSE
Customer accounts	32,331	18,887	88,576	49,939
FHLB advances and other borrowings	17,829	16,333	52,566	47,104
	50,160	35,220	141,142	97,043
Net interest income	121,666	119,852	360,888	352,888
Provision (release) for loan losses	—	1,000	250	50
Net interest income after provision (release)	121,666	118,852	360,638	352,838

OTHER INCOME
Gain (loss) on sale of investment securities	—	—	(9)	—
FDIC loss share valuation adjustments	—	—	—	(8,550)
Loan fee income	1,334	1,094	2,971	2,909
Deposit fee income	6,258	6,411	18,387	19,500
Other Income	6,450	4,946	24,512	17,974
	14,042	12,451	45,861	31,833
OTHER EXPENSE
Compensation and benefits	34,297	31,223	100,954	92,467
Occupancy	9,684	9,095	28,782	26,779
FDIC insurance premiums	2,559	2,950	7,399	8,622
Product delivery	3,912	4,356	11,478	11,977
Information technology	9,935	10,118	27,730	26,828
Other	10,511	9,235	34,194	28,032
	70,898	66,977	210,537	194,705
Gain (loss) on real estate owned, net	353	168	1,481	(64)
Income before income taxes	65,163	64,494	197,443	189,902
Income tax provision	11,309	13,100	39,549	37,567
NET INCOME	$53,854	$51,394	$157,894	$152,335

PER SHARE DATA
Basic earnings per share	$0.67	$0.61	$1.95	$1.78
Diluted earnings per share	0.67	0.61	1.95	1.78
Cash dividends per share	0.20	0.17	0.58	0.49
Basic weighted average shares outstanding	79,976,574	84,168,992	80,915,162	85,589,588
Diluted weighted average shares outstanding	79,992,356	84,252,659	80,941,617	85,698,888

PERFORMANCE RATIOS
Return on average assets	1.31%	1.31%	1.29%	1.31%
Return on average common equity	10.68	10.30	10.51	10.12
Net interest margin	3.18	3.29	3.18	3.27
Efficiency ratio	52.24	50.62	51.76	49.51